Exhibit 3.1

CERTIFICATE OF AMENDMENT Freedom Leaf Inc. The articles have been amended as follows: (provide article numbers, if available) Article 3 is amended in its entirety as follows:Authorized Stock: The number of shares the Corporation is authorized to issue is 510,000,000. 500,000,000 of such shares shall be Common Stock, $0.001 par value, and 10,000,000 of such shares shall be Preferred Stock, $0.001 par value. The Corporation's Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed in this Article 3 and/or in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation. Authority is hereby granted to the Board of Directors from time to time to issue the.... Continued on Exhibit A attached hereto. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 4 Effective date and time of filing: (optional) Date: 5/25/2016 Time:10:30am PST  (must no be late than 90 days after the certificate is filed)    5. Signature: (required) Signature of Officer"If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected. This form must be accompanied by appropriate fees. Nevada Secretary of State Amend Profit-AfterRevised: 1-5-15

Exhibit A

3. Authorized Stock: The number of shares the Corporation is authorized to issue is 510,000,000. 500,000,000 of such shares shall be Common Stock, $0.001 par value, and 10,000,000 of such shares shall be Preferred Stock, $0.001 par value.

The Corporation's Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed in this Article 3 and/or in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation. Authority is hereby granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolutions or resolutions providing for the issuance of the shares thereof, to determine and fix such voting powers, multiple (i.e., each share of Preferred Stock having multiple votes while each share of Common Stock has a single vote) or limited, or no voting powers, and such designations, preferences, powers and relative participating, optional or other special rights and qualifications, limitations, or restrictions thereof, including without limitation dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by Chapter 78 of the Nevada Revised Statutes. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock or any other series to the extent permitted by law. No vote of the holders of the Preferred Stock or Common Stock shall be prerequisite to the issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Article 3, the right to enjoy such vote being expressly waived by all present and future holders of the capital stock of the Corporation. The resolutions providing for issuance of any series of Preferred Stock may provide that such resolutions may be amended by subsequent resolutions adopted in the same manner as the preceding resolutions. Such resolutions shall be effective upon adoption, without the necessity of any filing with the Nevada Secretary of State or otherwise.

A series of Preferred Stock is hereby designated as the "Series A Preferred Stock" in the amount of One Million (1,000,000) shares, which shall have the following rights and preferences:

I.      VOTING

a.	Each share of Series A Preferred Stock shall entitle the holder thereof to 500 votes on all matters submitted to a vote of the stockholders of the Corporation.
b.	Except as otherwise provided herein, in the Articles of Incorporation, in any other Certificate of Designations creating a series of Preferred Stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
c.	Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights, and their consent shall not be required for taking any corporate action (except to the extent they are entitled to vote with holders of Common Stock as set forth herein).

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II.      CONVERSION

a.	The holders of the outstanding shares of Series A Preferred Stock shall have the following conversion rights (the "Conversion Rights"):
i.	Right to Convert. At the option of the holder thereof, each share of Series A Preferred Stock shall be convertible, at the office of the Corporation, at any time, into one hundred (100) fully paid and non-assessable shares of the Corporation's Common Stock.
ii.	Mechanics of Conversion. Each holder of outstanding shares of Series A Preferred Stock who desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation together with written notice to the Corporation stating that such holder elects to convert the same and the number of shares of Series A Preferred Stock being converted (the "Conversion Notice"). Thereupon, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted together with the Conversion Notice (the "Conversion Date"), and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Conversion Date.
iii.	Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the date that the Amendment to the Articles creating the Series A Preferred Stock was filed with the Nevada Secretary of State (the "Filing Date") effects a division of the outstanding shares of Common Stock, the number of shares of Common Stock to be issued upon any conversion shall be proportionately decreased and, conversely, if the Corporation at any time, or from time to time, after the Filing Date combines the outstanding shares of Common Stock, the number of shares of Common Stock to be issued upon any conversion shall be proportionately increased. Any adjustment under this Section shall be effective on the close of business on the date such division or combination becomes effective.

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iv.	Reorganizations, Mergers, Consolidations or Sales of Assets. If, at any time or from time to time after the Filing Date, there is a capital reorganization of the Common Stock, a merger or consolidation of the Corporation into or with another corporation or a sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such capital reorganization, merger, consolidation or sale, provision shall be made such that the holders of outstanding shares of Series A Preferred Stock shall thereafter receive upon conversion thereof the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock into which their shares of Series A Preferred Stock were convertible would have been entitled on such capital reorganization, merger, consolidation or sale.
v.	Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the shares of Series A Preferred Stock. If any fractional shares result from a conversion, the total number of shares of Common Stock issued upon conversion shall be rounded down to the total number of whole shares of Common Stock issuable upon conversion.

VI. NOTICES

a.	Any notice required or permitted by the provisions of this Article to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation and shall be deemed sent upon such mailing.

VII. NO OTHER RIGHTS DESIGNATED

a.	Except as expressly designated herein, there are no other rights or preferences related to the Series A Preferred Shares, including without limitation any rights to dividends, liquidation preferences, or seniority to other classes and series of stock.

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